Exhibit 10.1

February 3, 2012

PERSONAL AND CONFIDENTIAL	VIA E-MAIL

Mr. David M. Cunic
Chief Executive Officer
Pazoo, Inc.
15A Saddle Road
Cedar Knolls, New Jersey 07927

RE: BUSINESS ADVISORY AGREEMENT

Dear Mr. Cunic:

This letter agreement (“Agreement”) is made and entered into as of this 3rd day of February, 2012 (the “Effective Date”) between Pazoo, Inc., a Nevada corporation with offices at 15A Saddle Road, Cedar Knolls, New Jersey 07927 (the “Company” or “Pazoo”) and The Vertical Group, a New York limited liability company and FINRA member firm with principal offices at 417 Fifth Avenue, Sixth Floor, New York, New York 10016 (the “Advisor”).

WHEREAS, the Company is seeking certain services and advice regarding the Company’s business and financing activities; and

WHEREAS, the Advisor is willing to furnish certain business and financial related advice and services to the Company on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
Purpose.  The Company hereby engages the Advisor on a non-exclusive basis for the term specified in this agreement to render financial and business advisory consulting advice to the Company as a financial advisor relating t o financial and similar matters upon the terms and conditions set forth herein.

2.
Representations of the Advisor.  The Advisor represents and warrants to the Company that (a) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and that it is engaged in the securities business; (b) in addition to its securities business, the Advisor provides consulting advisory services; and (c) it is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Advisor is bound. The Company acknowledges that the Advisor is in the securities business and may provide financial and business consulting services and advice of the type contemplated by this Agreement to others, and that nothing contained herein shall be construed to limit or restrict the Advisor in providing such services or advice to others.

3.
Duties of the Advisor.  During the term of this Agreement, the Advisor shall provide the Company with consulting advice as specified below at the request of the Company, provided that the Advisor shall not be required to undertake duties not reasonably within the scope of the consulting advisory service in which the Advisor is engaged generally. In the performance of these duties, the Advisor shall provide the Company with the benefits of its best judgment and efforts, and the Advisor cannot and does not guarantee or promise that its efforts will have any impact on the business of the Company or that any subsequent improvement will result from the efforts of the Advisor. It is understood and acknowledged by the parties that the value of the Advisor’s advice is not measurable in any quantitative manner, and that the amount of time spent rendering such consulting advice shall be determined according to the Advisor’s discretion. The Advisor’s duties may include, but will not necessarily be limited to, rendering the following services to the Company:

a)
Study and review the business, operations, historical financial performance of the Company (based upon information provided to the Advisor by management) so as to enable the Advisor to provide advice to the Company;

b)	Assist the Company in attempting to formulate the optimum strategy to meet the Company’s working capital and capital resource needs during the term of this Agreement;

c)	Assist in the formulation of the terms and structure of any reasonable proposed equity or debt financing or business transaction involving the Company;

d)	Assist in the introduction of the Company to institutional or other capital financing sources;

e)	Assist in the formulation of terms and structure of any reasonable proposed equity or debt financing or business transaction involving the Company;

f)	Vertical, upon request, will assist the Company in finding proper corporate counsel, auditor, and other professionals to represent the Company.

g)	Vertical, upon request, will assist in any presentation to the Board of Directors of the Company in connection with a proposed transaction or financing;

h)	Vertical, upon request, will review the Company’s executive compensation and employee benefit plans and make recommendations to the Company as to how such plans may be improved or enhanced and

i)
Vertical, upon request, will advise the Company as to the expected reaction of the financial community to any transaction and assist in determining the optimum means of communicating the pertinent aspects of such transaction

j)	Vertical, upon request, will review all aspects of the Company’s business and advise as to the overall perception from the financial community;

4.
Term.  Subject to the termination provisions set forth in paragraph 16 hereof, the term of this Agreement shall be for four (4) months commencing from the date of this Agreement (the “Term”); provided, however, that this Agreement may be renewed or extended upon such terms and conditions as may be mutually agreed upon by the parties hereto. This Agreement shall terminate, only in the event that the Advisor is no longer a member in good standing of the FINRA.

5.
Advisory Fee.  In consideration of the services to be rendered and performed by Vertical during the Consulting Period (as defined below), Pazoo will pay to Vertical a financial advisory fee of $35,000 (“Advisory Fee”) upon execution of this Agreement. The Advisory Fee shall be a non-refundable advance payment to Vertical whether or not any of the respective services covered under this Agreement have been requested by Pazoo and/or rendered by Vertical.

6.
Financing Fee.  In the event the Advisor effects or introduces a financing by offering or selling any of the securities of the Company, in a private debt and/or equity transaction, pursuant to which the Company obtains financing or other consideration, the Advisor shall receive a “financing fee” in addition to the Advisory Fee and any other fee to be received pursuant to this Agreement, which shall be mutually determined between the Company and the Advisor at the time of any such financing.

7.	Transaction Finder’s Fee.

a)
In connection with any transaction (“Transaction”) consummated by the Company during the period ending two (2) years from the termination of this Agreement in which the Advisor during the term of this Agreement introduced the other party (except for any party identified by the Company on a schedule to be provided contemporaneously with the execution of this Agreement) to the Company, the Company will pay to the Advisor a Transaction Fee (“Transaction Fee”) based on the aggregate consideration received or to be paid by the Company in connection with such Transaction, and computed as follows: (i) 7% of the first million dollars or part thereof; 6% of the next million dollars or part thereof; 5% of the next million dollars or part thereof; 4% of the next million dollars of part thereof and 3% of the balance of the value of the transaction, or (ii) as otherwise mutually agreed to in writing by the parties (the formula can be increased). The Transaction Fee will be payable in the same forms and proportions as the aggregate consideration disbursed or received by the Company, unless otherwise mutually agreed to in writing by the parties.

b)
As used herein, the term “aggregate consideration” shall be deemed to be the total amount disbursed or received by the Company (which shall be deemed to include amounts paid into escrow) in connection with a Transaction.

c)
A Transaction Fee is payable in the event of and upon the closing of a Transaction; provided, however, that if the aggregate consideration consists of or may be increased by future payments or contingent payments related to future earnings or operations, the Company, in its discretion, shall have the choice to either (i) pay that portion of the Transaction Fee at closing from escrow based on the present value of any future and/or contingent payments calculated at closing or (ii) pay that portion of the Transaction Fee calculated and paid when and as such future and/or contingent payments are made to the Company; provided further, however, that even if the Company exercises its discretion under clause (ii) above, the entire Transaction Fee due to the Advisor will be paid within twenty-four (24) months of the date this Agreement is terminated, regardless of whether the Company has then received all payments that are to be made to the Company in connection with the Transaction.

8.
Use of Name and Advice.  The Company agrees that any reference to Advisor in any release, communication or other material is subject to Advisor’s prior written approval, which may be given or withheld in its sole discretion and which will expire immediately upon Advisor’s resignation or the termination of this Agreement. No statements made or advice rendered by Advisor in connection with the services performed by Advisor pursuant to this Agreement will be quoted by, nor will any such statements or advice be referred to, in any communication, whether written or oral, prepared, issued or transmitted, directly or indirectly, by the Company without the prior written authorization of Advisor, which may be given or withheld in its sole discretion, except to the extent required by law (in which case the appropriate party shall so advise Advisor in writing prior to such use and shall consult with Advisor with respect to the form and timing of disclosure).

9.	Representations and Warranties of the Company. Set forth on Exhibit C are the representations and warranties of the Company.

10.	Covenants of the Company. The Company covenants and agrees with Advisor that during the Term of this Agreement, the Company will deliver to the Advisor:

a)	as soon as they are available, copies of all reports (financial or other) mailed to shareholders;
b)	as soon as they are available, copies of all reports and financial statements furnished to or filed with the Commission, the FINRA or any securities exchange;
c)
every press release and every material news item or article of interest to the financial community in respect of the Company or its affairs which was prepared and released by or on behalf of the Company; and

d)	any additional information of a public nature concerning the Company (aid any future subsidiaries) or its businesses which the Advisor may reasonably request.

11.
Costs and Expenses.  In addition to the fees payable hereunder, the Company shall reimburse the Advisor, within five (5) business days of its request, for any and all reasonable out-of-pocket expenses incurred in connection with the services performed by the Advisor under this Agreement; provided, however, that any single expense item in excess of $200 or monthly expense in excess of $500 shall be preapproved by the Company.

12.
Company Information. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, the Advisor will use and rely on data, material and other information furnished to the Advisor by the Company (the “Company Information”). The Company acknowledges and agrees that in performing its services under this engagement, the Advisor may rely upon the Company Information without independently verifying the accuracy, completeness or veracity of same. The parties further acknowledge that the Advisor shall have no responsibility for the accuracy of any statements to be made by Company management contained in press releases or other communications, including, but not limited to, filings with the SEC and FINRA. In addition, in the performance of its services, the Advisor may look to such others for factual information, economic advice and/or research upon which to base its advice to the Company hereunder as the Advisor shall in good faith deem appropriate.

13.	Indemnification.

a)
The Company agrees to indemnify and hold harmless the Advisor, each person who controls the Advisor within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, and the Advisor’s officers, directors, employees, accountants, attorneys and agents (the “Advisor’s Indemnitees”) against any and all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys’ fees and costs which shall be prepaid) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding, whether or not resulting in any liability, arising out of or in connection with the services rendered by the Advisor or any transactions in connection with this Agreement; provided, however, that the indemnity agreement contained in this paragraph 13(a) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of the Advisor, or a material breach of the Advisor’s representations and warranties hereunder.

b)
The Advisor agrees to indemnify and hold harmless the Company and its officers, directors, employees, accountants, attorneys and agents (the “Company’s Indemnitees”) against any and all losses, claims, expenses, damages or liabilities, joint or several, to which they or any of them may become subject (including the costs of any investigation and all reasonable attorneys’ fees and costs) or incurred by them, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding, whether or not resulting in any liability, arising out of gross negligence, willful misconduct or fraud of the Advisor; provided, however, that the indemnity agreement contained in this paragraph 13(b) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of the gross negligence, willful misconduct or fraud of the Company, or a material breach of the Company’s representations and warranties hereunder. In addition, Advisor and Advisor’s Indemnitees shall not have any liability to the Company or Company Indemnitees in connection with the services rendered pursuant to the Agreement except for any liability for claims, liabilities, losses or damages finally judicially determined to have resulted solely as a result of the gross negligence or willful misconduct of Advisor or Advisor’s Indemnitees. In no event shall Advisor or Advisor’s Indemnitees be responsible for any special, indirect, punitive or consequential damages.

c)
Each Advisor’s Indemnitee or Company’s Indemnitee, as the case may be (an “Indemnified Person”), shall give prompt written notice to the Company or the Advisor, as appropriate (the “Indemnifying Party”), after the receipt by such Indemnified Person of any written notice of the commencement of any action, suit or proceeding for which such Indemnified Person will claim indemnification or contribution pursuant to this Agreement. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Person within twenty (20) business days after the receipt of written notice from such Indemnified Person of such commencement, to assume, at its expense, the defense of any such action, suit or proceeding; provided, however, that an Indemnified Person shall have the right to employ counsel in any such action, suit or proceeding, and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Party fails to assume the defense of such action, suit or proceeding or fails to employ separate counsel reasonably satisfactory to such Indemnified Person in any such action, suit or proceeding; or (ii) the Indemnifying Party and such Indemnified Person shall have been advised by counsel that there may be one or more defenses available to such Indemnified Person which are in conflict with, different from or additional to those available to the Indemnifying Party, or another Indemnified Person, as the case may be (in which case, if such Indemnified Person notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnified Person); it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding of separate but substantially similar or related actions or proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time acting for each Indemnified Person in any one jurisdiction. The Indemnifying Party shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is a party and as to which indemnification or contribution has been sought by such Indemnified Person hereunder, unless such Indemnified Person has given its prior written consent or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding.

d)
If for any reason the indemnity provided for in this paragraph 12 is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Indemnifying Party, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses in such proportion as its appropriate to reflect (i) the relative benefits received by the Company on one hand and by the Advisor on the other, from the transaction or proposed transaction under this Agreement and (ii) the relative fault of the Company and the Advisor, as well as any relevant equitable considerations. The relative fault of the Company on the one hand and the Advisor on the other shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Advisor. The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability an Indemnifying Party may have to any Indemnified Person at common law of otherwise, (ii) shall survive the termination of this Agreement, (iii) shall apply to any modification of this Agreement and shall remain in full force and effect following the completion or termination of the Agreement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Advisor or any other Indemnified Person, and (v) shall be binding on any successor or assign of the Company or the Advisor and the respective successors or assigns to all or substantially all of the Company’s or the Advisor’s business and assets.

e)
In the performance of its services, the Advisor shall be obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of gross negligence or willful misconduct.

14.
Use of Advice by the Company.  The Company acknowledges that all opinions and advice (written or oral) given by the Advisor to the Company in connection with the engagement of the Advisor are intended solely for the benefit and use of the Company in considering the matters to which they relate, and the Company agrees that no person or entity other than the Company and its Board of Directors shall be entitled to make, use or rely upon the advice of the Advisor to be given hereunder, and no such opinion or advice shall be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to the Advisor, or use the Advisor’s name in any reports or releases of the Company without the Advisor’s prior written consent.

15.
The Advisor as an Independent Contractor.  The Advisor shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof, in any manner, except as may be agreed to expressly by the Company in writing from time to time.

16.
Termination.  This engagement will commence on the Effective Date and continue for a period of four (4) months (the “Consulting Period”). The term may be extended or shortened by mutual written consent to be provided thirty (30) days in advance. In the event the Company terminates the Agreement, all accrued and unpaid fees shall be due and payable immediately. Unless otherwise specifically provided, termination of this Agreement shall not affect the Advisor’s rights to fees as set forth in paragraphs 5, 6 and 7 above.

17.
Representations, Warranties and Agreements to Survive.  The respective indemnities, agreements, representations, warranties and other statements of the Company and the Advisor set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Advisor, the Company, or any of their respective officers or directors.

18.	Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail,

if to the Company at:

Pazoo, Inc.
15A Saddle Road
Cedar Knolls, New Jersey 07927
Attn: David M. Cunic, Chief Executive Officer

if to the Advisor at:

The Vertical Group
417 Fifth Avenue, Sixth Floor
New York, New York 10016
Attn: Michael L. Shwarts, Managing Director

19.
Parties in Interest.  This Agreement is made solely for the benefit of the Advisor and the Company, and their respective controlling persons, directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Agreement.

20.	Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

21.
Applicable Law; Venue and Jurisdiction.  Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any action, (other than appeals therefrom) related thereto except in such courts.  The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action (other than appeals therefrom) arising out of or relating to this Agreement or otherwise in connection with the transactions contemplated hereby and thereby in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above in paragraph 18.

22.
Integration.  This Agreement constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

23.	Counterparts. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

24.	Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Advisor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first written above.

PAZOO, INC.

By:
Mr. David M. Cunic
Chief Executive Officer

THE VERTICAL GROUP

By:
Mr. Michael L. Shwarts
Managing Director